Exhibit 23.5
Ref.: 3017
November 24, 2010
United States Securities and Exchange Commission
Re: Teck Resources Limited — Consent of Expert
Dear Sirs:
We hereby consent to the use of our firm name in the registration statement on Form S-8 of Teck Resources Limited (“the Registration Statement”) in connection with references to our firm’s involvement in auditing estimates of the contingent bitumen resources of the Fort Hills, Frontier and Equinox projects in Teck Resources’ Annual Information Form dated March 15, 2010 (the “Estimates”) and to the use of the Estimates, or portions thereof, and to the inclusion or incorporation by reference of information derived from the Estimates, in the Registration Statement.

Sincerely,

SPROULE UNCONVENTIONAL LIMITED

R. Keith MacLeod, P. Eng.
President and Director